Exhibit 23.3

Law Offices of Michael H. Hoffman, P.A.

1521 Alton Road Num 284

Miami Beach, Florida 33139

(786) 280-7575

August 13, 2020

Star Alliance International Corp.

5763 Corsa Avenue, Suite 218

Westlake Village, CA 91362

Ladies and Gentlemen:

We have examined the Form S-1 Registration Statement of Star Alliance International Corp., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 12,500,000 shares of the Company’s Common Stock, no par value per share, to be offered by the Company and the resale by the Company’s stockholders of up to 26,597,834 pursuant to the Registration Statement. This opinion is provided pursuant to the requirements of Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K of the Securities and Exchange Commission.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company; and (d) that the shares of Common Stock of the Company will be sold as described in the Registration Statement. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.

In our opinion, the shares of the Company’s Common Stock to be offered pursuant to the Registration Statement have been duly authorized and when sold in the manner specified in the Registration Statement will be validly issued, fully paid and non-assessable.

The opinions expressed herein are specifically limited to the laws of the State of Nevada, and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters” in such prospectus.  The filing of this consent shall not be deemed an admission that the undersigned is an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Law Offices of Michael H. Hoffman, P.A.